As filed with the Securities and Exchange Commission on May 8, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONNECTICUT WATER SERVICE, INC.

(Exact name of Registrant as specified in its charter)

Connecticut	06-0739839
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

93 West Main Street

Clinton, Connecticut 06413

(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 669-8636

CONNECTICUT WATER SERVICE, INC.

2014 PERFORMANCE STOCK PROGRAM

(Full title of the plan)

David C. Benoit

Connecticut Water Service, Inc.

93 West Main Street

Clinton, Connecticut 06413

(860) 669-8636

(Name, address and telephone number of agent for service)

With a copy to:

Edward B. Whittemore, Esq.

Murtha Cullina LLP

CityPlace I, 29th Floor

185 Asylum Street

Hartford, Connecticut 06103

(860) 240-6075

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, without par value	450,000	$32.475	$14,613,750	$1,882.25

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 450,000 shares of common stock, without par value (“Common Stock”) issuable pursuant to the Connecticut Water Service, Inc. 2014 Performance Stock Program (the “Plan”) and any additional shares that become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”)
(2)	Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices ($32.67 and $32.28, respectively) of Common Stock reported on the NASDAQ Global Select Market on May 1, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” and instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Connecticut Water Service, Inc. (the “Company”) incorporates by reference the following filings with the Securities and Exchange Commission and all subsequent filings made pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 17, 2014;

(b)	The Company’s Proxy Statement on Schedule 14A filed on March 28, 2014 for the Company’s Annual Meeting of Shareholders held on May 8, 2014;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 8, 2014;

(d)	The Company’s Current Reports on Form 8-K as filed on March 5, 2014, March 31, 2014, April 1, 2014 and April 3, 2014; and

(e)	The description of the Company’s Common Stock which is contained in its registration statement on Form S-3 (Registration No. 333-182577) filed on July 9, 2012.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Certain information contained in this Registration Statement summarizes, is based upon, or refers to, information contained in one or more exhibits to this Registration Statement. Accordingly, the information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 33-771(a) of the Connecticut Business Corporation Act (“CBCA”) provides that the Company shall, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is a director of the Company against liability incurred in the proceeding if such individual acted in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the Company, and, in all other cases, that his or her conduct was at least not opposed to the best interests of the Company. For indemnification in the case of any criminal proceeding, a director must have had no reasonable cause to believe his or her conduct was unlawful. Section 33-776 of the CBCA provides that the Company shall, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is an officer of the Company to the same extent as if the individual was a director of the Company under Section 33-771. An officer of the Company who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification under said section.

The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA. Section 771(d) of the CBCA provides that, unless ordered by a court, the Company shall not indemnify a director under Section 33-771 of the CBCA in connection with a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771 of the CBCA, or in connection with any proceeding with respect to conduct for which the director was found liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Section 33-772 of the CBCA requires the Company to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he or she was a director of the Company against reasonable expenses incurred by him in connection with the proceeding.

Section 33-773 of the CBCA provides that the Company may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director. The director is required to deliver a written affirmation of his good faith belief that he has met the relevant standard of conduct described in Section 33-771 of the CBCA and an undertaking to repay any funds advanced if such director is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the relevant standard of conduct.

Section 33-775 of the CBCA provides that the Company shall not indemnify a director under Section 33-771 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in Section 33-771. For directors, the determination and authorization required by Section 33-775 may be made by, if there are two or more qualified directors, a majority vote of all the qualified directors or by a majority vote of the members of a committee of two or more qualified directors, by special legal counsel, or by the shareholders. For officers, the determination and authorization required by Section 33-775 may be also be made by the general counsel of the Company or such other or additional officer or officers as the board of directors may specify.

Articles Sixth and Seventh of the Amended and Restated Certificate of Incorporation, as amended, of the Company provide for indemnification of directors, officers and other persons as follows:

SIXTH: The personal liability of any person who is or was a director of the Company to the Company or its stockholders for monetary damages for breach of duty as a director is hereby limited to the amount of the compensation received by the director for serving the Company during the year or years in which the violation occurred so long as such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Company, or (v) create liability under Section 33-757 of the Connecticut General Statutes. Any lawful repeal or modification of this provision of the Amended and Restated Certificate of Incorporation of the Company by the stockholders and the Board of Directors of the Company shall not adversely affect any right or protection of a person who is or was a director of the Company existing at or prior to the time of such repeal or modification.

SEVENTH: A. The Company shall, to the fullest extent permitted by law, indemnify its directors from and against any and all of the liabilities, expenses and other matters referred to in or covered by the Connecticut Business Corporation Act. In furtherance and not in limitation thereof, the Company shall indemnify each director for liability, as defined in subsection (5) of Section 33-770 of the Connecticut General Statutes, to any person for any action taken, or any failure to take any action, as a director, except liability that (i) involved a knowing and culpable violation of law by the director, (ii) enabled the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) showed a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Company, or (v) created liability under Section 33-757 of the Connecticut General Statutes; provided that nothing in this sentence shall affect the indemnification of or advance of expenses to a director for any liability stemming from acts or omissions occurring prior to the effective date of this Article SEVENTH.

The Company shall indemnify each officer of the Company who is not a director, or who is a director but is made a party to a proceeding in his or her capacity solely as an officer, to the same extent as the Company is permitted to provide the same to a director, and may indemnify such persons to the extent permitted by Section 33-776 of the Connecticut General Statutes.

The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

B. Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid for or reimbursed by the Company to the fullest extent permitted by law in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that such director or officer is not entitled to be indemnified by the Company.

C. The Company may indemnify and pay for or reimburse the expenses of employees and agents not otherwise entitled to indemnification pursuant to this Article SEVENTH on such terms and conditions as may be established by the Board of Directors.

D. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the indemnification of any director, officer, employee or agent of the Company for or with respect to any acts or omissions of such director, officer, employee or agent occurring prior to such amendment or repeal, nor shall any such amendment or repeal apply to or have any effect on the obligations of the Company to pay for or reimburse in advance expenses incurred by a director, officer, employee or agent of the Company in defending any action, suit or proceeding arising out of or with respect to any acts or omissions occurring prior to such amendment or repeal.

Section 33-777 of the CBCA authorizes the Company to purchase and maintain insurance on behalf of the Company’s directors and officers. The directors and officers of the Company are covered by liability insurance. The Company has also purchased an insurance policy covering the possible liability of its officers and employees, as well as directors and former directors, for any losses or liability they might incur in their positions as administrators of The Connecticut Water Company Employees’ Retirement Plan and Trust.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Certificate of Incorporation of the Company, amended and restated as of April 1998, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 24, 1999 and incorporated herein by reference.

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company dated September 1, 1998, filed as Exhibit 3 to the Company’s Current Report on Form 8-K filed on September 25, 1998 and incorporated herein by reference.

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company dated August 6, 2001, filed as Exhibit 3.4 to the Company’s Annual Report on Form 10-K filed on March 25, 2002 and incorporated herein by reference.

4.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company dated April 23, 2004, filed as Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2004 and incorporated herein by reference.

4.5	By-Laws of the Company, as amended through the date of filing of this Registration Statement, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 21, 2007 and incorporated herein by reference.

5.1	Opinion of Murtha Cullina LLP (filed herewith).

23.1	Consent of Murtha Cullina LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of ParenteBeard LLC (filed herewith).

23.3	Consent of PricewaterhouseCoopers LLP (filed herewith).

24.1	Power of Attorney (included on signature page of this Registration Statement).

99.1	Connecticut Water Service, Inc. 2014 Performance Stock Program (incorporated by reference from Exhibit A to the Company’s Proxy Statement dated March 28, 2014 for the Annual Meeting of Shareholders held on May 8, 2014).

Item 9.	Undertakings

A.	Undertaking to Update Annually

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraph (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Undertaking With Respect to Incorporating Subsequent Exchange Act Documents By Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Undertaking With Respect to Indemnification of Directors, Officers or Controlling Persons

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton and State of Connecticut on the 8th day of May, 2014.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ Eric W. Thornburg
Name:	Eric W. Thornburg
Title:	Chairman, President, and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes Eric W. Thornburg, David C. Benoit, and Kristen Johnson, and each of them singly, such person’s true and lawful attorneys, with full power to them and each of them to sign for such person and in such person’s name and capacity indicated below any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all such amendments.

Signature	Title	Date

/s/ Eric W. Thornburg	Chairman, President, and Chief	May 8, 2014
Eric W. Thornburg	Executive Officer (Principal Executive Officer)

/s/ David C. Benoit		May 8, 2014
David C. Benoit	Senior Vice President - Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Nicholas A. Rinaldi	Controller	May 8, 2014
Nicholas A. Rinaldi	(Principal Accounting Officer)

/s/ Mary Ann Hanley	Director	May 8, 2014
Mary Ann Hanley

/s/ Heather Hunt	Director	May 8, 2014
Heather Hunt

/s/ Richard H. Forde	Director	May 8, 2014
Richard H. Forde

/s/ Arthur C. Reeds	Director	May 8, 2014
Arthur C. Reeds

/s/ Lisa J. Thibdaue	Director	May 8, 2014
Lisa J. Thibdaue

/s/ Carol P. Wallace	Director	May 8, 2014
Carol P. Wallace

/s/ Judith E. Wallingford	Director	May 8, 2014
Judith E. Wallingford

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation of the Company, amended and restated as of April 1998, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 24, 1999 and incorporated herein by reference.

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company dated September 1, 1998, filed as Exhibit 3 to the Company’s Current Report on Form 8-K filed on September 25, 1998 and incorporated herein by reference.

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company dated August 6, 2001, filed as Exhibit 3.4 to the Company’s Annual Report on Form 10-K filed on March 25, 2002 and incorporated herein by reference.

4.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company dated April 23, 2004, filed as Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2004 and incorporated herein by reference.

4.5	By-Laws of the Company, as amended through the date of filing of this Registration Statement, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 21, 2007 and incorporated herein by reference.

5.1	Opinion of Murtha Cullina LLP (filed herewith).

23.1	Consent of Murtha Cullina LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of ParenteBeard LLC (filed herewith).

23.3	Consent of PricewaterhouseCoopers LLP (filed herewith).

24.1	Power of Attorney (included on signature page of this Registration Statement).

99.1	Connecticut Water Service, Inc. 2014 Performance Stock Program (incorporated by reference from Exhibit A to the Company’s Proxy Statement dated March 28, 2014 for the Annual Meeting of Shareholders held on May 8, 2014).